                                                                    Exhibit 12.1




                   THE CLEVELAND ELECTRIC ILLUMINATING COMPANY

                 CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES




                                                                                                                            Twelve
                                                                                                                            Months
                                                                           Year Ended December 31,                          Ended
                                                 ------------------------------------------------------------------------  ---------
                                                                                                                           March 31,
                                                   1996                 1997                1998        1999       2000       2001
                                                 --------   -------------  -------------- --------    --------   --------  ---------
                                                            Jan. 1-Nov. 7  Nov. 8-Dec. 31           (Dollars in Thousands)
                                                            -------------  --------------
EARNINGS AS DEFINED IN REGULATION S-K:
   Income before extraordinary items............ $116,553      $ 95,191     $ 19,290      $164,891    $194,089   $202,950   $175,873
   Interest and other charges, before reduction
   for amounts capitalized......................  244,940       212,957       35,472       232,727     211,960    202,752    198,141
   Provision for income taxes...................   69,120        78,940       14,029       110,611     123,869    126,701    112,376
   Interest element of rentals charged to
   income (a)...................................   79,503        59,078       10,008        68,314      66,680     65,616     65,134
                                                 --------      --------     --------      --------    --------   --------   --------
              Earnings as defined............... $509,965      $446,166     $ 78,799      $576,543    $596,598   $598,019   $551,524
                                                 ========      ========     ========      ========    ========   ========   ========


FIXED CHARGES AS DEFINED IN REGULATION S-K:
   Interest expense............................. $244,789      $212,957     $ 35,472      $232,727    $211,960   $202,752   $198,141
   Interest element of rentals charged to
   income (a)...................................   79,503        59,078       10,008        68,314      66,680     65,616     65,134
                                                 --------      --------     --------      --------    --------   --------   --------
              Fixed charges as defined.......... $324,292      $272,035     $ 45,480      $301,041    $278,640   $268,368   $263,275
                                                 ========      ========     ========      ========    ========   ========   ========

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES      1.57          1.64         1.73          1.92        2.14       2.23       2.09
                                                     ====          ====         ====          ====        ====       ====       ====



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(a) Includes the interest component of Bruce Mansfield sale and leaseback rentals, leased nuclear fuel in the reactor, and other miscellaneous rentals.